UNITED STATES
		SECURITIES AND EXCHANGE COMMISSION
  		    Washington, D.C. 20549

  		          SCHEDULE 13G/A

	    Under the Securities Exchange Act of 1934

                   TANDY LEATHER FACTORY, INC.
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		        (Name of Issuer)

  		         Common Stock
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		 (Title of Class of Securities)

 		           87538X105
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			(CUSIP Number)

		       December 31, 2020
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     (Date of Event Which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[X]Rule 13d-1(b)
      	[ ]Rule 13d-1(c)
      	[ ]Rule 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).


CUSIP No. 87538X105


1.	Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Central Square Management, LLC ("CSM")
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2.      Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)...............................................................

        (b)...............................................................


3.	SEC Use Only.

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4.	Citizenship or Place of Organization

	Delaware
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Number of	5. Sole Voting Power 		    650,667
Shares          				------------
Beneficially	6. Shared voting Power 		    -0-
Owned by        				------------
Each Reporting  7. Sole Dispositive Power 	    650,667
Person With     				------------
		8. Shared Dispositive Power 	    -0-
						------------

9.	Aggregate Amount Beneficially Owned by Each Reporting Person  650,667
								      -------

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
	(See Instructions)

11.	Percent of Class Represented by Amount in Row (9)    7.3%
							  ---------

12.	Type of Reporting Person (See Instructions) 	     IA
							  ---------


Item 1.

      (a)	Name of Issuer

		TANDY LEATHER FACTORY, INC.
		----------------------------------------------------------

      (b)	Address of Issuer's Principal Executive Offices

		1900 SOUTHEAST LOOP 820, FORT WORTH, TEXAS  76140
		----------------------------------------------------------

Item 2.

      (a)	Name of Person Filing

		Central Square Management LLC
		----------------------------------------------------------

      (b)	Address of Principal Business Office or, if none, Residence

		1813 Mill Street, Suite F
		Naperville, IL 60563
		----------------------------------------------------------

      (c)	Citizenship

		U.S.
		----------------------------------------------------------

      (d)	Title of Class of Securities

		Common Stock
		----------------------------------------------------------

      (e)	CUSIP Number

		87538X105
		----------------------------------------------------------


Item 3.	If this statement is filed pursuant to 240.13d-1(b) or
        240.13d-2(b) or (c), check whether the person filing is a:

      (a)[   ]Broker or dealer registered under section 15 of the Act.

      (b)[   ]Bank as defined in section 3(a)(6) of the Act.

      (c)[   ]Insurance company as defined in section 3(a)(19) of the Act.

      (d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940.

      (e)[ X ]An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

      (f)[ ]An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

      (g)[ ]A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

      (h)[ ]A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)[   ]Group, in accordance with 240.13d-1(b)(1)(ii)(J).


Item 4.	Ownership.

      (a)  Amount beneficially owned: CSM - 650,667

      (b)  Percent of class: 7.3%

      (c)  Number of shares as to which the person has:

       (i)  Sole power to vote or to direct the vote: CSM - 650,667

      	(ii) Shared power to vote or to direct the vote: -0-

      (iii)Sole power to dispose or to direct the disposition of: CSM - 650,667

        (iv) Shared power to dispose or to direct the disposition of: -0-

Item 5.	Ownership of Five Percent or Less of a Class

	Not Applicable


Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company or Control Person.

	Not Applicable

Item 8.	Identification and Classification of Members of the Group

	Not Applicable

Item 9.	Notice of Dissolution of Group

	Not Applicable

Item 10.Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


				SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

				CENTRAL SQUARE MANAGEMENT LLC

					February 11, 2021
					------------------------------
					      Date

					/s/ Parul Patel
					------------------------------
					      Signature

					Parul Patel, Chief Compliance Officer
					------------------------------
 					      Name/Title